[PATHEON]	Exhibit 10.38

Patheon Inc. Corporate Office 7070 Mississauga Road, Suite 350 Mississauga, Ontario L5N 7J8 Canada Tel: 905-821-4001 Fax: 905-812-6705

August 16, 2006

Mr. Andrew Kelley

Vice President Patheon Europe, Swindon Operations

39, London Road

Marlborough

Wiltshire

SN8 2AA

Dear Andrew:

Re: Amendment to Employment Agreement

In November of 2005 you and Patheon UK Limited (“Patheon”) entered into an employment agreement which provides the terms and conditions of your employment with Patheon (the “Employment Agreement”). The purpose of this letter is to outline a proposed amendment to your Employment Agreement, the details of which appear on Schedule A to this letter.

Should you agree with the terms and conditions contained on Schedule A, please execute this letter and provide the original to Roy Wieschkowski. Execution of this letter will serve to formally amend your Employment Agreement, effective as of the date of execution. Except as provided in Schedule A, the terms and conditions of your Employment Agreement remain unchanged.

Should you have any questions or concerns regarding such amendment, please feel free to contact Roy Wieschkowski.

Sincerely.

Patheon UK Limited

/s/ Nick A. DiPietro

Nick A. DiPietro

Director

I, Andrew Kelley, have read, understood and agree to the terms in this letter and the attached Schedule A, and understand that upon execution of this letter, my Employment Agreement shall be formally amended to include the language in the attached Schedule A.

/s/ A.J. Kelley	Date	20-09-06
Andrew Kelley

Schedule A

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, each of Patheon UK Limited (the “Company”) and Andrew Kelley hereby agree that the Employment Agreement dated November 1, 2005 between Andrew Kelley and Patheon UK Limited (“the Employment Agreement”) is amended as follows:

1.	The following language shall be added to your Employment Agreement:

“Subject to the termination provisions contained in the section entitled “Notice” of the Employment Agreement and notwithstanding anything to the contrary contained herein, the following provisions shall apply in the event of a Change of Control (as defined below).

(a)	in the event of a Change of Control which within 18 months from the date of such Change of Control results in the termination of your employment, by dismissal or constructive dismissal, you shall be entitled to receive:

i.	a lump sum payment equal to 6 months base cash salary, pension contribution, automobile allowance, vacation pay and benefits payable to you by Patheon, such payment to be made within 21 days of termination (“the Lump Sum Payment”); and

ii.	a payment in lieu of any unexpired period of notice to which you are entitled under the “Notice” section of the Employment Agreement (“the Notice Payment”) together the “Change in Control Payment”;

(b)	payment of the Change in Control Payment shall not be subject to any duty or obligation on you to seek alternate employment or other sources of income or benefits, or to mitigate your damages, or to any similar duty or obligation; and

(c)	the Change in Control Payment will be made to you net of any income tax and employee national insurance contributions that are due in respect of the sum, and except in respect of these actual deductions which have been made from the Change in Control payment made under this agreement, you agree that you will be responsible for the payment of any other taxation or deductions of any nature which may arise by reason of the payment which you receive under the terms of this agreement.

For the purposes of this Agreement:

The term “Change in Control” means the occurrence of any of the following:

(a)

any Person or group acquires beneficial ownership of securities of the Company’s holding company (as defined by S736 of the Companies Act 1985) (“the Holding Company”) carrying 30% or more of the voting rights attached to all securities of the Holding Company then outstanding entitled to vote in the election of directors of the Holding Company (collectively, “Voting Shares”) including securities convertible into, or exchangeable for, or providing for the issuance of, Voting Shares; provided, however, that, for the purposes of this paragraph (a), the following acquisitions shall not constitute a Change in Control:

(i)	any acquisition of beneficial ownership of Voting Shares by the Holding Company or any of its subsidiaries;

(ii)	any acquisition of beneficial ownership of Voting Shares by any employee benefit plan (or related trust) of the Holding Company or its Subsidiaries;

(iii)	any acquisition of beneficial ownership of Voting Shares by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c); or

(iv)	any acquisition of beneficial ownership of Voting Shares by any Person whose ordinary business includes the management of investment funds for others and such Voting Shares are beneficially owned by such Person in the ordinary course of such business;

(b)	individuals who, as the date hereof, constitute the Board of Directors of the -Holding Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Holding Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board of Directors of the Holding Company; or

(c)	consummation of a merger, amalgamation, arrangement, business combination, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Holding Company (a “Business Combination”), in each case, unless following such Business Combination:

(i)	Persons who were the beneficial owners, respectively, of the outstanding common shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding Voting Shares of the Person resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Holding Company or all or substantially all of the Holding Company’s assets either directly or through one or more subsidiaries);

(ii)	no Person (excluding any Person resulting from the Business Combination or any employee benefit plan (or related trust) of the Holding Company or such Person resulting from the Business Combination) or group beneficially owns, directly or indirectly, 30% or more of the then outstanding Voting Shares of the Person resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination; and

(iii)	at least a majority of the members of the board of directors of the Person resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement providing for, or the action of the Board of Directors of the Holding Company approving, such Business Combination.

The term “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, an incorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.”

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